AMENDMENT TO TRANSFER AGENCY AGREEMENT

THIS AMENDMENT to the Transfer Agency Agreement between Security Equity Fund (the “Company”), a Kansas corporation having its principal place of business at One Security Benefit Place, Topeka, Kansas, 66636, and Rydex Fund Services, LLC (“RFS”), a Kansas limited liability company having its principal place of business at 805 King Farm Blvd., Suite 600, Rockville, Maryland, 20850, is made as of February 13, 2013.

WHEREAS, the parties have entered into the Transfer Agency Agreement dated as of February 21, 2011 (the “Agreement”) which is still in full force and effect; and

WHEREAS, the Company and RFS wish to amend the list of Funds in Schedule A;

NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, the Company and RFS hereby agree as follows:

Schedule A of the Agreement is deleted in its entirety and replaced with the attached new Schedule A.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

RYDEX FUND SERVICES, LLC

By:

Name:	Amy J. Lee
Title:	Secretary

SECURITY EQUITY FUND

By:

Name:	Amy J. Lee
Title:	Vice President and Secretary

SCHEDULE A

TO THE TRANSFER AGENCY AGREEMENT

BETWEEN RYDEX FUND SERVICES, LLC

AND SECURITY EQUITY FUND

Date: Effective June 12, 2013

Funds

Large Cap Core Series (formerly Equity Series), Alpha Opportunity Series, Enhanced World Equity Series, MSCI EAFE Equal Weight Series (formerly Global Series), Mid Cap Value Series, Mid Cap Value Institutional Fund, and Small Cap Value Series